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                                                                 Exhibit p(6)(c)
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TITLE:                                                                   SECTION:         EXHIBITS
                GGP PERSONAL SECURITIES TRADING GUIDELINES - LONDON
                AND TOKYO
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ADOPTED/REVISED:               3/00                                      REF. NO.         EXHIBIT D11-B
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GARTMORE GLOBAL PARTNERS
PERSONAL SECURITIES TRADING (DEALING) GUIDELINES
(LONDON AND TOKYO EMPLOYEES)

1.      PERSONAL ACCOUNT DEALING RULES

Quite apart from the need to put in place procedures which support the law on insider dealing, it is essential that the fund management groups such as Gartmore have comprehensive personal dealing rules to ensure that potential conflicts of interest are avoided wherever possible and correctly dealt with if they nevertheless occur. This section comprises the Gartmore group's personal dealing rules ("The Rules").

The Rules, which go beyond the statutory insider dealing provisions, apply to all directors and staff (together referred to here as "employees") of all UK Gartmore companies - including companies not authorized by the Financial Services Act.

Even though a statutory offence may not be involved, an employee should not use for his own advantage, or pass on to others, information that has come into his possession which is likely upon publication to affect the market prices of securities. For example, an employee should regard as strictly confidential, information he has obtained concerning large dealings or projected dealings in securities.

Aside from any other requirement of these rules, an employee should always satisfy himself that he is free to deal in a security before dealing in it. If any employee is in any doubt as to whether he should deal in a security, he must consult with the person pre-clearing the transaction, or the Compliance Department.

THE RULES:

1.1      PURPOSE

These Rules were designed to provide rules governing the purchase and sale of individual securities by employees of all UK Gartmore companies. They apply to purchases and sales of securities and their derivatives including financial spread bets unless specifically exempted below.














Exhibit D11-B                                                       Page 1 of 6

1.2      PRE-CLEARANCE OF TRADING

An employee must obtain specific prior consent every time he wished to deal for his own account (including applications for new issues and public offers not prohibited below and unless a general exception has been authorized by the Compliance department).

 Before dealing, your completed application for approval to deal form must be submitted to the appropriate dealing desk, e.g. US Securities - US Desk, UK Securities - UK Desk etc. Each trading desk will maintain a list of restricted securities and providing this trade does not conflict with Gartmore or it's clients, your application to deal form will be approved. Additional consent from the Gartmore Investment Management plc Board is required for all personal account trading and as such, will be given by individuals as designated from time to time by the Gartmore Investment Management plc Board (currently any member of that Board or alternatively, Jane Thornton, Colin Hodges and Paul Chavasse).

 ALL TRADES MUST BE EXECUTED WITHIN 24 HOURS OF THE DEALER CLEARING THE TRANSACTION (HAVING ALSO RECEIVED APPROVAL OF MAIN BOARD OR ITS NOMINEES AS SPECIFIED ABOVE).

 Exemption to the Pre-clearance of Trading Rule include discretionary managed accounts; receipt of windfall shares; and shares resulting from take-overs you are required to provide details to the Compliance department as soon as practicable.

1.3      APPLICATION

Employees must report all securities transactions in which they have a direct or indirect beneficial interest and, in addition, dealings by persons whose judgement the employee can reasonably be expected to influence. This will include, for example, an employees' spouse or partner, all of their children under the age of 18, and any trust, private company or arrangements with another party in which the employee or spouse has an effective voice in investment decisions. (These persons are also referred to here as "employees").

1.4      EXEMPT SECURITIES

These rules do not apply to individual purchases or sales of the following securities:

- Units in UK authorized unit trusts, units or shares in overseas unit trusts and similar open-ended investment vehicles where the unit or share price is determined by reference to the net asset value rather than by supply and demand.

-      Money market instruments.

-      US and UK government securities

- Short term US government agency securities and short term securities guaranteed by the US government or its agencies

-      Derivative securities of any of the above instruments.





Exhibit D11-B
                                                                    Page 2 of 6
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-      Investments (such as foreign exchange transactions) which are not securities.

-      Spread Bets on sporting events only

1.5      BLACK OUT PERIODS

No fund manager may purchase or sell securities for their own account within seven calendar days before the fund he/she manages (or a member of his/her team manages) trades in that security. If it transpires a fund manager trades for his own account and is then required to trade in the best interests of the client for example, because of a subsequent corporate action, he must disclose the conflict and stand aside form making the subsequent investment decision for the client.

1.6      SHORT TERM TRADING

Short term or speculative dealings are discouraged and securities bought or sold MAY NOT BE SOLD OR REPURCHASED WITHIN 30 CALENDAR DAYS WITHOUT SPECIFIC PERMISSION FROM AN AUTHORIZED SIGNATORY. The giving of permission will normally only be considered in the case of windfall shares, certain corporate actions and in extreme personal circumstances.

Employees failing to adhere to the Short Term Trading Rule will be required to disgorge all profits arising on purchase and sales within the 30 calendar days to a charity of their choice. This prohibition includes any derivative or market equivalent in that security and is not contingent on the security being held by a client fund.

1.7      OTHER PROHIBITED TRANSACTIONS

Employees may not acquire securities through initial public offerings except where the security being purchased is part of a tranche available for sale in the United Kingdom to individuals.

Employees may not acquire investments in private placement securities (being both unquoted securities or other private placements conducted as part of initial public offering) unless the transaction is specifically pre-cleared by an executive member of the Gartmore Investment Management Board and, in addition, is countersigned by Compliance and provided that "The investment opportunity is not reserved for any clients of the firm the opportunity is not being offered to the employee by virtue of his position within the firm. In addition, if an employee is subsequently involved in the decision to purchase the security for any client, he must disclose his holding to senior management before investing on behalf of the client."

Employees may, at certain times (such as the `closed period') be prohibited from dealing in certain specified securities such as National Westminster Bank Plc, and certain closed-end funds for which Gartmore acts as investment adviser or manager. You should note that the additional checks required may lead to delays in execution.

An employee may not carry out transactions which he cannot afford to settle if called upon to do so at any time.












Exhibit D11-B                                                        Page 3 of 6

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1.8      FUNDS MANAGED BY GARTMORE

Employees should avoid action, which involves, or might seem to involve, a conflict of interest between himself and a fund, which any Gartmore company manages.

An employee must not deal in the securities of a company when he is aware that a fund managed by Gartmore is currently buying or selling a security of that company or that consideration is being given as to whether or not to do so. Once the fund has completed its order or decided not to deal, the employee may, subject to complying with the other provision of these Rules, deal.

NOTE: These restrictions apply to an offer of a placing if there is an unsatisfied demand for the securities among client funds under management.

An employee must not undertake personal deals directly with a fund Gartmore is managing nor execute put-throughs between himself and any such fund.

Employees should not deal in the securities of a company whose funds are managed by Gartmore in the two-month period prior to the announcement of interim figures or the preliminary announcement of the annual figures. (Please note that `a company whose funds we manage' does not include `a company whose pension scheme's fund we manage'.) Of course, if the employee has unpublished price sensitive information about the company he must not deal at all.

1.9      BROKER TO BE USED

Employees will be responsible for setting up their own brokerage and settlement accounts and after clearance of any proposed investment should execute their personal dealing instructions via their nominated broker(s).

NOTE:    Settlement will remain the responsibility of each employee.

Employees may not request or receive from a broker financial accommodation or special dealing facilities.

The employees may not request or receive from a broker financial accommodation or special dealing facilities.

The employee must arrange that the broker(s) or other dealer(s) through whom he effects personal dealings immediately sends, on each occasion on which the employee deals, a duplicate contract note to Compliance. This provision must be confirmed with the broker by way of sending the attached letter, a copy of which should be signed and dated by the broker and returned direct to the Compliance Officer.

1.10     DISCIPLINARY PROCEDURES FOR NON-COMPLIANCE

Failure by an employee to ensure the reporting of a personal transaction or a breach of these rules in any other way will be treated as a matter, which may result in summary dismissal.









Exhibit D11-B                                                       Page 4 of 6

1.11     CONFIDENTIALITY

Please note that all personal deals will remain confidential between the employee, the executive members of the Gartmore Investment Management plc Board, Jane Thornton, Colin Hodges or Paul Chavasse together with the Compliance Department. No details will be disclose to anyone else unless one or other of these persons is required by law or a regulator to disclose such information.

1.12     GARTMORE GLOBAL PARTNERS ANNUAL LISTING OF ASSETS

Quarterly, all employees of Gartmore Global Partners subject to these Rules will provide to the Compliance officer a statement of securities held. Such a statement will also be obtained when an individual commences employment in these areas.

1.13     MONITORING AND DISCLOSURE

The Compliance Officer will monitor the observance of these rules and is authorized to modify these requirements upon proper disclosure and under appropriate circumstances.















Exhibit D11-B                                                      Page 5 of 6

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2        PERSONAL ACCOUNT DEALING PROCEDURES






                                   IN SUMMARY

                       PERSONAL ACCOUNT DEALING PROCEDURES

(i) Employees wishing to deal must arrange their own brokerage and settlement accounts, ensuring that a standard confirmation is provided to the broker who should sign, date and return the confirmation to the Compliance Officer.

(ii) The employee must complete the proforma "PA Approval to Deal" slip for approval to deal in securities, including confirmation that he or she has complied with the Personal Account Dealing Rules, and, in the case of Fund Mangers, that the transaction does not conflict with other client transactions and submit the PA Approval to deal slip to the appropriate Dealing Desk, e.g. US Securities - US Desk, UK Securities - UK Desk, etc.

(iii) The dealer will check and disclose if he is aware of any proposed dealing in the security of any other known conflict.

(iv) The employee must then seek written approval from a member of the Main Board or its nominees (currently, Jane Thornton, Colin Hodges and Paul Chavasse)

(v) Approval will be effective for 24 hours from the time the dealer clears the transaction in (iii) above.

(vi) The complete PA Approval to Deal Slip must be sent to the Head of Compliance where it will be matched with the contract note from the broker.

(vii) The employee is then free to execute the deal with his nominated broker. Please note (v) above.






Exhibit D11-B                                                       Page 6 of 6